Exhibit 4(a)(iii)

Dated 10 February 1986

BRITANNIA SOFT DRINKS LIMITED

and

INTERCONTINENTAL HOTELS GROUP PLC

and

WHITBREAD PLC

and

ALLIED DOMECQ PLC

and

SIX CONTINENTS INVESTMENTS LIMITED

and

WHITBREAD GROUP PLC

and

ALLIED DOMECQ OVERSEAS (CANADA) LIMITED

JOINT VENTURE AGREEMENT

as amended by five supplementary agreements
dated 18 May 1989, 15 March 1990, 2 October 1995,
an unspecified date in 1997 and 10 March 2004

One Silk Street
London EC2Y 8HQ

Telephone (44-20) 7456 2000
Facsimile (44-20) 7456 2222

Ref Stuart Bedford

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This Agreement is made the 10th day of February 1986 between:

(1)	BRITANNIA SOFT DRINKS LIMITED (No. 47094) whose registered office is situate at 8-12 Station Road, Kettering, Northants NN15 7HA (“BSD”); and

(2)	INTERCONTINENTAL HOTELS GROUP PLC (No. 4551528) whose registered office is situate at 67 Alma Road, Windsor, Berkshire, SL4 3HD (“IHG”); and

(3)	WHITBREAD PLC (No. 29423) whose registered office is situate at The Brewery, Chiswell Street, London EC1Y 4SD (“Whitbread”);

(4)	ALLIED DOMECQ PLC (No. 689729) whose registered office is situate at 24 Portland Place, London, WC1N 4BB (“Allied”);

(5)	SIX CONTINENTS INVESTMENTS LIMITED (No. 694156) whose registered office is situate at 67 Alma Road, Windsor, Berkshire, SL4 3HD (“Six Continents Investments”);

(6)	WHITBREAD GROUP PLC (No. 29423) whose registered office is situate at CityPoint, 1 Ropemaker Street, London, EC2Y 9HX (“Whitbread Group”); and

(7)	ALLIED DOMECQ OVERSEAS (CANADA) LIMITED (No. 2266065) whose registered office is situate at The Pavilions, Bridgwater Road, Bedminster Down, Bristol BS13 8AR (“ADO”).

Whereas:

(A)
By an Agreement dated 29 September 1980 Six Continents and Whitbread agreed to merge their soft drinks interests in a joint venture company and co-operate fully on a long term basis in building up a significant market share for such company in the UK soft drinks trade.

(B)	BSD, particulars of which are set out in Part A of Schedule 1, is that joint venture company.

(C)
British Vitamin Products Limited (“BVP”) is incorporated in England with registered number 484529 under the Companies Act 1948 and has an authorised and issued and allotted share capital as specified in Part A of the Second Schedule hereto and the names of its Directors and Secretary and other particulars are as set out in such Schedule. BVP has the subsidiaries details of which are set out in Part B of the Second Schedule, each of which is directly or indirectly wholly-owned by BVP.

(D)
Allied, IHG and Whitbread wish to merge BVP, the company which owns or controls substantially the whole of the UK soft drinks interests of the Allied group, into the existing joint venture and to join in co-operating fully on a long term basis for the purpose mentioned in Recital (G) below, and for this purpose have invited BSD to offer to acquire the BVP Shares (as defined in Clause 1.1)).

(E)
Having increased its authorised share capital with a view to the acquisition of the BVP Shares BSD has offered to acquire the BVP Shares on the terms and conditions set out below in exchange for an issue of Shares in BSD, and the shareholders of BVP have accepted such offer. Allied proposes to grant an option to BSD to purchase the remaining Ordinary Shares in BVP and £4,000,000 of Loan Stock of BVP.

(F)	[No longer required]

(G)
The parties hereto therefore desire to enter into this Agreement in substitution for the Agreement referred to in Recital (A) above to record their commitment to co-operating fully on a long term basis in building up a significant profitable market share in the UK soft drinks trade through BSD.

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Now it is hereby agreed as follows:

1	Definitions

1.1	In this Agreement, the following definitions shall bear the following meanings:

“Accounts” means the latest audited accounts of the relevant company which in the case of BVP shall be deemed to be the estimated financial data and the Report by Peat Marwick Mitchell & Co. referred to in Clause 4.2.1(i);

“Associated Company” means, in relation to a Party, any holding company, subsidiary or any other subsidiaries of any such holding company;

“Balance Sheet Date” means 14 September 1985 in the case of BVP and the BVP Subsidiaries and 28 September 1985 in the case of BSD and the BSD Subsidiaries;

“BVP Shares” means 418,696 of the Ordinary Shares and all of the Deferred Shares of £1 each in BVP;

“BSD Board” means the board of directors of BSD from time to time;

“BSD Shares” means Ordinary Shares of £1 each in BSD;

“BVP Subsidiaries” means the companies of which details are set out in Part B of Schedule 2;

“BSD Subsidiaries” means the companies of which details are set out in Part B of Schedule 1;

“BSD Group” means BSD and its Subsidiary Companies from time to time after Completion;

“BVP Group” means BVP and its Subsidiary Companies at Completion;

“BSD Disclosure Letter” means the disclosure letter setting out exceptions to the warranties and undertakings given by IHG and Whitbread pursuant to Clause 7.2;

“BVP Disclosure Letter” means the disclosure letter setting out exceptions to the warranties and undertakings given by Allied pursuant to Clause 7.1;

“BSD Deed of Indemnity” means a deed of indemnity substantially in the form set out in Schedule 5 given by IHG and Whitbread as several Covenantors to Allied indemnifying BSD and the BSD Subsidiaries against taxation;

“BVP Deed of Indemnity” means a deed of indemnity substantially in the form set out in Schedule 5 given by Allied as Covenantor to IHG and Whitbread indemnifying BVP and the BVP Subsidiaries against taxation;

“Completion” means the completion of the matters contemplated by Clause 4;

“Discretionary Products” means products which are derived from beer, wine, spirit or cider (which includes both apple and pear juice) technology and products derived from tea or coffee with in all cases no or less than 1.20 per cent alcohol by volume in their saleable state;

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“Group Companies” has, for the purposes of Schedule 3 only, the special meaning given to those words by Clauses 7.1 and 7.2;

“Parties” means the parties to this Agreement; and “Party” means any one of them; “Six Continents” means Six Continents PLC (No. 913450), formerly Bass Public Limited Company, whose registered office is situate at 67 Alma Road, Windsor, Berkshire SL4 3HD. Pursuant to a demerger by Six Continents of its hotels and soft drinks business from its pubs business on 15 April 2003, Six Continents became a wholly owned subsidiary of IHG;

“Soft Drinks” means mineral water, carbonated drinks, squashes and cordials, fruit juices or those drinks blended with beer wine or spirits and similar beverages with no or less than 1.20 per cent alcohol by volume in their saleable state, other than Discretionary Products; a list of current BSD and BVP Soft Drinks and agreed exclusions is attached as Appendix I;

“Taxation” and “Transaction” shall bear the same meanings respectively ascribed thereto in the Deed of Indemnity;

“Territory” means all countries of the world;

“Warranties” means the warranties set out in Schedule 3.

1.2
So far as not inconsistent with the context, references to IHG, Whitbread or Allied shall be deemed to include not only such company itself but also any subsidiary thereof which shall for the time being hold any interest in BSD and the provisions of Clause 6 shall apply in relation thereto.

1.3
Any reference to a document being “in the agreed terms” means in the terms agreed between the parties and for the purposes of identification signed by the respective solicitors acting for IHG, Whitbread and Allied.

1.4
Any reference to “Accounts” shall include the relevant balance sheets and profit and loss accounts together with all documents which are or would (if they were statutory accounts) be required by law to be annexed to the accounts of the company concerned to be laid before the company in general meeting for the accounting reference period in question.

1.5	References to Recitals, Clauses and Schedules are to Recitals, Clauses and Schedules of this Agreement.

1.6	The headings are for convenience only and shall not affect the interpretation hereof.

2	Exchange of Shares

2.1
Allied, IHG and Whitbread hereby agree to sell to BSD and BSD hereby agrees to purchase the BVP Shares free from all charges, liens and encumbrances and with all rights now and hereafter attaching thereto.

2.2
The consideration for the purchase of the BVP Shares shall be the allotment and issue credited as fully paid up of 962,154 BSD Shares to Allied or the relevant registered holder in exchange for its 196,634 BVP Ordinary Shares, 754,310 BSD Shares to IHG in exchange for its 154,173 BVP Shares and 332,154 BSD Shares to Whitbread in exchange for its 67,889 BVP Shares and the payment to Allied of £1,000 cash for its BVP Deferred Shares.

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3	Interests in BSD

It is hereby declared to be the intention that in due course if BVP becomes a wholly-owned subsidiary of BSD IHG shall hold only two shares in excess of 50 per cent of the share capital of BSD and Whitbread and (subject to Clause 6) Allied shall each hold one share below 25 per cent of the shares of BSD and that any Loan Stock of BSD shall be held by them in the proportions 50:25:25 respectively.

4	Completion

4.1
This Agreement is conditional upon the Office of Fair Trading having announced in terms acceptable to each of the parties hereto that it is not the intention of the Secretary of State for Trade and Industry to refer the arrangements contemplated by this Agreement to the Monopolies and Mergers Commission for investigation. If this condition is satisfied on or before 21 February 1986, completion shall take place on 1 March 1986, or, if after 21 February 1986, within seven days of such satisfaction up to 23 June 1986; if this condition is not so satisfied the parties shall provide that the state of affairs in relation to this matter shall revert to that prevalent prior to the entry into of this Agreement or any negotiations antecedent thereto.

4.2

4.2.1	Before completion:

(i)	IHG has produced and handed to Allied the audited Accounts of BSD for the year ended 28 September 1985;

(ii)
Allied shall produce and hand to BSD a Report from Peat Marwick Mitchell & Co. in terms satisfactory to BSD certifying that the estimated financial data relevant to BVP in the agreed terms as at 14 September 1985 is accurate in all material respects;

4.2.2	At Completion there shall be delivered to BSD:

(i)	duly executed transfers in favour of BSD or as it may direct accompanied by the relative share certificates in respect of the BVP Shares;

(ii)
irrevocable powers of attorney (in such form as BSD may reasonably require) executed by each of the holders of the BVP Shares in favour of BSD to enable BSD (pending registration of the said transfers) to exercise all voting and other rights attaching to the BVP Shares and to appoint proxies for this purpose;

(iii)	the BVP Deed of Indemnity duly executed by Allied; and

(iv)	the BSD Deed of Indemnity duly executed by IHG and Whitbread;

4.2.3	Allied shall procure the Directors of BVP and each BVP Subsidiary to pass board resolutions:

(i)	authorising the sealing by BVP and each BVP Subsidiary of the BVP Deed of Indemnity;

(ii)
(in the case of BVP only) approving the registration, subject (in the case of the transfers of the Ordinary Shares) to their being duly adjudged not stampable with any stamp duty, of the transfers referred to in 4.2.2(i) above;

and shall deliver to BSD duly certified copies of such resolutions;

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4.2.4	Against compliance with the foregoing provisions, BSD shall satisfy the consideration for the purchase of the BVP Shares by allotting the BSD Shares and paying the cash referred to in Clause 2.2 and BSD shall:

	(i)	hand Allied a Cheque for £1,000; and

(ii)	deliver to Allied, IHG & Whitbread duly certified copies of the board resolution of BSD making such allotments and share certificates for the BSD Shares so allotted;

and shall procure that details of such allotments are entered in the statutory books of BSD;

4.2.5
IHG and Whitbread shall procure the Directors of BSD and each BSD Subsidiary to pass board resolutions authorising the sealing by BSD and each BSD Subsidiary of the BSD Deed of Indemnity and shall deliver to Allied duly certified copies of such resolutions;

4.2.6
if for any reason any of the documents referred to above are not forthcoming or if any of the actions required to be taken are not so taken, or if in any other respect the foregoing provisions of this Clause are not fully complied with, the party which is not in default shall be entitled (in addition to and without prejudice to all other rights and remedies available to it) to elect to rescind this Agreement or to effect Completion so far as practicable having regard to the defaults which have occurred or to fix a new date for Completion not being more than 28 days from the date hereof.

5	Further Agreements

Forthwith upon Completion Allied shall enter jointly into a Distribution Agreement with BSD in the agreed terms and the existing Distribution Agreements between IHG and BSD and between Whitbread and BSD shall be replaced by substitute Distribution Agreements in the agreed terms.

6	Group Interests

6.1
It is hereby agreed that if for whatever reason any part of the interest of IHG, Whitbread or Allied in BSD is for the time being held or owned by any company or companies which are subsidiaries of the parties hereto then such company or companies (which must be wholly-owned subsidiaries) shall become a party to this Agreement by entering into such documents in such form as the parties hereto may reasonably require.

6.2
IHG, Whitbread and Allied hereby undertake, and as part of the arrangements whereunder any other company becomes a party hereto pursuant to sub-Clause 6.1 above such other company shall be required similarly to undertake, that they will procure that their ultimate holding company for the time being, if not already a party to this Agreement, shall similarly become such a party in addition to the holding company or companies which is or are already a party or parties hereto.

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6.3
Each of IHG, Whitbread and Allied agrees, and any holding company becoming a party hereto under sub-Clause 6.2 above shall agree, to procure compliance by all of its subsidiaries with any obligations or restrictions imposed upon them hereunder.

7	Warranties

7.1	Allied hereby warrants to and undertakes with IHG and Whitbread in relation to BVP and the BVP Subsidiaries in the terms set out in Schedule 3 subject to:

7.1.1	any exceptions fairly disclosed in the BVP Disclosure Letter or expressly provided for under the terms of this Agreement; and

7.1.2	any matter or thing hereafter done or omitted to be done at the request in writing or with the approval in writing of BSD.

For the purposes of this sub-Clause 7.1, in Schedule 3 and sub-Clause 7.3 below the expression “the Company” shall mean BVP, the expression “Group Companies” shall mean BVP and the BVP Subsidiaries, the expression “the Warrantee” shall mean IHG and Whitbread jointly and the expression “the Warrantor” shall mean Allied. Allied shall not be liable in respect of any breach of the said warranties and undertakings if and to the extent that the loss occasioned thereby has been recovered under the BVP Deed of Indemnity.

7.2	IHG and Whitbread hereby severally warrant to and undertake with Allied in relation to BSD and the BSD Subsidiaries in the terms set out in Schedule 3 subject to:

7.2.1	any exceptions fairly disclosed in the BSD Disclosure Letter or expressly provided for under the terms of this Agreement; and

7.2.2	any matter or thing hereafter done or omitted to be done at the request in writing or with the approval in writing of Allied.

For the purposes of this sub-Clause 7.2, in Schedule 3 and sub-Clause 7.3 below the expression “the Company” shall mean BSD, the expression “Group Companies” shall mean BSD and the BSD Subsidiaries, the expression “the Warrantee” shall mean Allied and the expression “the Warrantor” shall mean IHG and Whitbread severally in the proportions 65:35 of any liability thereunder. IHG and Whitbread shall not be liable in respect of any breach of the said warranties and undertakings if and to the extent that the loss occasioned thereby has been recovered under the BSD Deed of Indemnity.

7.3

7.3.1
The Warrantor shall not be liable in respect of any breach of the Warranties unless written notice thereof (specifying in reasonable detail the event matter or default giving rise to the claim the breach the results and the amount claimed) shall have been given to the Warrantor on or before 31 January 1991 provided that any such claim shall (if it has not been previously satisfied settled or withdrawn) be deemed to have been withdrawn at the expiration of five years from Completion unless proceedings in respect of it have been commenced by being both issued and served on the Warrantor.

7.3.2
The Warrantor shall not be liable for nor shall the Warrantee present any claim in respect of any breach of the Warranties unless the aggregate liability of the Warrantor in respect of one or more breaches of the Warranties exceeds £20,000.

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7.3.3	The aggregate liability of the Warrantor in respect of the Warranties and of the Deed of Indemnity shall be limited to £28,600,000.

7.4
The said warranties and undertakings shall be separate and independent and save as expressly otherwise provided shall not be limited by reference to any other paragraphs of the said Schedule 3 or by anything in this Agreement or the BSD Deed of Indemnity or the BVP Deed of Indemnity.

8	Consortium Relief and Income

8.1
Each of IHG, Allied and Whitbread which is a member of the consortium which owns BSD for the purpose of Section 413(6) of the Income and Corporation Taxes Act 1988 (“ICTA”) shall be entitled to require BSD or any ninety per cent. trading subsidiary (as defined by Section 838 and Section 413(7) ICTA) of BSD (all of which are collectively hereinafter called the “Consortium Companies” and each of which is a “Consortium Company”) to surrender to it (or any company which is a member of its group for the purposes of Section 406 ICTA) (each a “Consortium Member”) the losses or other amounts of any such Consortium Company permitted to be surrendered to the Consortium Member as consortium relief under Chapter IV Part X ICTA (the “Consortium Relief”) and shall (to the extent that it or any such member of its group is permitted by applicable tax legislation to do so) use all reasonable commercial endeavours to accept the surrender to it (or procure that any such associated company uses all reasonable commercial endeavours to accept the surrender to it) of the Consortium Relief which may be available to it and which arises from the relevant activities of a Consortium Company.

8.2
Each of IHG, Allied and Whitbread, for themselves or on behalf of the member of its group which is the applicable Consortium Member, shall pay to the Consortium Company on the date on which the Consortium Member does not have to make a payment of tax that it would, but for the surrender, have had to make an amount equal to the amount of the Consortium Relief surrendered to it multiplied by the rate of corporation tax on income profits for the account period of the Consortium Member to which the Consortium Relief relates (or if more than one rate of corporation tax applies for the period, multiplied by the average, on a time-apportioned basis, of those rates).

8.3
In the event that payments are made under Clause 8.2 for Consortium Relief which is subsequently found not to be available or not required, the relevant Consortium Company shall repay the amount overpaid plus interest on such amount at the rate specified in Clause 8.9 from (but excluding) the date of payment for the Consortium Relief by the Consortium Member to (and including) the date of repayment by the Consortium Company within 14 Business Days of the issue of a written claim by the Consortium Member to which the Consortium Relief was surrendered.

8.4
Each of IHG, Allied and Whitbread are entitled to surrender Consortium Relief of themselves or to procure the surrender of Consortium Relief by any Consortium Member under their control to the Consortium Companies as permitted under Chapter IV Part X ICTA and each shall use all reasonable commercial endeavours to procure that the relevant Consortium Company does (to the extent that it is permitted by applicable tax legislation to do so) everything necessary to give effect to the surrender.

8.5
The applicable Consortium Company referred to in Clause 8.4 shall pay to the Consortium Member which surrendered the Consortium Relief on the date on which the Consortium Company does not have to make a payment of tax that it would, but for the surrender, have had to make an amount equal to the amount of the Consortium Relief surrendered to it multiplied by the rate of corporation tax on income profits for the account period of the Consortium Company to which the Consortium Relief relates (or if more than one rate of corporation tax applies for the period, multiplied by the average, on a time-apportioned basis, of those rates).

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8.6
In the event that payments are made under Clause 8.5 for Consortium Relief which is subsequently found not to be available or not required, the relevant Consortium Member shall repay the amount overpaid plus interest on such amount at the rate specified in Clause 8.9 from (but excluding) the date of payment for the Consortium Relief by the Consortium Company to (and including) the date of repayment by the Consortium Member within 14 Business Days of the issue of a written claim by the Consortium Company to which the Consortium Relief was surrendered.

8.7
No Consortium Member shall knowingly enter into arrangements (for the purposes of Section 410 ICTA) which shall affect the right of any of them to obtain Consortium Relief at any time when a Consortium Company has losses or other amounts available for surrender by way of consortium relief.

8.8
Each of IHG, Allied and Whitbread shall, on request, sign a consent in the form required under Chapter IV Part X ICTA and Part VIII Schedule 3 Finance Act 1998 to give effect to the surrender of any Consortium Relief surrendered under Clause 8.1 or Clause 8.4, and shall send such signed consent to the company requesting it within any time period stated in such request.

8.9	The rate at which interest shall be payable shall be:

8.9.1
where the repayment results from the unavailability of some or all of the Consortium Relief, the rate at which the Consortium Member (in the case of Clause 8.3) or the Consortium Company (in the case of Clause 8.6) is required to pay interest to the Inland Revenue in respect of late payment of tax; and

8.9.2	where the repayment results from the unavailability of profits in the company receiving the Consortium Relief, the HSBC base rate for the time being.”

9	BSD New Articles of Association

Immediately after Completion BSD shall adopt new Articles of Association in the agreed terms.

10	Alternative Employment

10.1	Prior to 31 March 1987:

10.1.1
Allied shall if possible and at its discretion at the request of BSD offer suitable alternative employment to any employees of BVP or the BVP Subsidiaries, who are offered by BSD terms and conditions of employment which are unacceptable to them;

10.1.2	when dealing with matters of redundancy, reorganisation and relocation BSD shall use reasonable criteria and apply them fairly so that all the employees are treated fairly;

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10.1.3
Allied, IHG and Whitbread shall if possible and at their discretion at the request of BSD offer suitable alternative employment to any employees of BSD or BVP whose services are not required by the BSD Group;

10.1.4
Allied and Whitbread shall use their best endeavours to offer terms which taken as a whole are broadly equivalent to any employee transferred as a result of sub-Clause 10.1.3 above but any contribution from BSD will be restricted to any sums which would become payable as a consequence of redundancy.

10.2
Any sums payable as a consequence of redundancy before 31 March 1987 will where possible reflect the terms which would have applied before completion date in the original employing company and the parties to this agreement undertake to do nothing to inflate expectation. Any sums payable as a consequence of such redundancies will be paid by BSD.

11	Pensions

The provisions of Schedule 6 shall apply to the intent that the pension rights of BVP Group employees shall be safeguarded in the manner there described and the appropriate transfer payments and arrangements made to effect the same.

12	Bonus and Share Ownership Scheme

12.1
Employees of BVP or of the BVP Subsidiaries who currently receive a bonus from BVP will (subject to the terms of the Scheme) be offered the opportunity to participate with effect from 1 October in the year 1986 (or the first year in which they are qualified so to participate) in the IHG Employee Share Ownership Scheme and will until such date receive a share calculated to the relevant 30 September in the said bonus. For the purpose of qualifying for such participation and subject to the rules of the scheme all qualifying service with Allied and/or any of its subsidiary companies shall count as qualifying service with IHG. Participation by employees of companies within the BSD Group in the IHG Employee Share Ownership Scheme shall be funded by the employing Company within the BSD Group.

12.2	The IHG Employees Savings Related Share Option Scheme shall be made available to all qualifying employees of BVP and the BVP Subsidiaries as soon as possible.

13	Undertakings

13.1	IHG, Whitbread and Allied hereby undertake to use their reasonable endeavours:

13.1.1	to co-operate fully on a long term basis in building a significant profitable share in the Soft Drinks trade in the United Kingdom, Isle of Man and Channel Islands; and

13.1.2	to take all such action as they deem necessary or appropriate to protect and support BSD and its business; and

13.1.3	to exercise such voting and other rights as they may have at any relevant time to procure that BSD complies with the terms of this Agreement.

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14	Management of BSD

14.1
In recognition of the desire of IHG, Whitbread and Allied to exercise their rights as shareholders of BSD in a spirit of mutual co-operation and consultation and to have full regard to each others views and requirements in relation to the operations and management of the BSD Group, IHG as controlling shareholder undertakes:

14.1.1
to consult fully with Whitbread and Allied, either directly or through the Directors of BSD appointed by IHG, and to endeavour to reach agreement with Whitbread and Allied on all matters of policy relating to the financing management and operations of the BSD Group;

14.1.2	that it will be deemed to have a fiduciary relationship to BSD; and

14.1.3	that it will exercise its rights as holder of majority board representation or as controlling shareholder only as a last resort.

14.2

14.2.1
In the event of any major disagreement arising between the Directors of BSD appointed by IHG and those appointed by Whitbread and/or Allied on any policy matter, the question shall be referred to the then respective Chairmen of IHG, Whitbread and Allied with the view to arriving at an amicable settlement.

14.2.2
If the Chairmen of IHG, Whitbread and Allied are unable to reach an amicable settlement of a major disagreement in accordance with paragraph 14.2.1 above and the disagreement is resolved by the exercise by IHG of its rights as holder of majority board representation or as a controlling shareholder then Whitbread and/or Allied may within one month thereafter require IHG to purchase all of its BSD Shares at the Sale Price (calculated as for a “put” option under Clause 20) referred to in Article 35 of the New Articles of Association of BSD.

14.3	The accounting policies, reporting procedures and accounting reference dates of the BSD Group shall be consistent with those of IHG or as otherwise agreed.

14.4	All matters which require to be approved by the IHG Executive Committee shall also be required to be approved by the BSD Board.

These references will include:

14.4.1	plans and budgets;

14.4.2	major capital projects;

14.4.3	key executive appointments;

14.4.4	marketing strategy.

14.5
IHG shall provide management services to the BSD Group at the lower of cost or market value and the use of the premises owned by IHG, Whitbread, Allied and BSD shall be charged to the user at market rental. Until such time as IHG is able to provide the management services currently provided by Allied (which IHG undertakes to do as soon as reasonably practicable), Allied shall continue to maintain them and management services provided by Allied shall be accounted for at the lower of cost or market value.

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15	Financing of BSD

15.1
A financial and business plan for the BSD Group will be prepared and reviewed annually and will comprise (inter alia) policies for marketing, producing, packaging, distribution, wage rates, pricing and discounts.

15.2

15.2.1	The BSD Group may enter into short term loans from IHG which IHG will make available at 1 per cent over HSBC base rate for the time being.

15.2.2	All long term loan finance for the BSD Group shall be procured direct by BSD.

15.2.3	Short term cash surpluses of BSD may be lent to IHG at 1 per cent over the Midland Bank base rate for the time being.

15.2.4	BSD shall distribute to its shareholders all of BSD’s profits lawfully available for distribution in each financial year, provided that if:

(i)	the distribution would result in a breach of any covenant or undertaking given by BSD to any lender or would, in the opinion of the BSD Board, be likely to do so within the following 12 months; or

(ii)	the BSD Board resolves that the distribution is materially prejudicial to the interest of BSD having regard to:

(a)	implementation of the investment programme approved by the BSD shareholders in any business plan or budget or otherwise;

(b)	the trading prospects of BSD; and

(c)	the need to maintain the sound financial standing of BSD,

15.2.5
then BSD shall distribute the maximum amount of its profits which may be distributed without having either of the effects described in sub-clauses (I) and (II) above.Each Company within the BSD Group may arrange unsecured overdraft facilities with their respective Banks and will complete a letter of set off to their clearing banks to enable their bank balance to be set off for interest purposes against balances of other companies within the IHG Group. Any interest charge or benefit obtained from set off will be charged or credited to BSD by IHG.

16	Trading of the BSD Group

16.1
The BSD Group shall be free to enter into such trading arrangements with third parties as it may consider necessary to develop the sale of its products and shall operate in the ordinary course of business and at arms length from its shareholders in any trading arrangements it may make with them particularly as regards pricing and discounts.

16.2
IHG, Whitbread and Allied (the “Ventures”) and their respective subsidiaries other than the BSD Group have transferred to an appropriate member of the BSD Group trade names and marks for use in relation to Soft Drinks owned or controlled by the Venturers respectively which BSD wishes to use.

16.3
New brand names, products and devices introduced by the BSD Group shall not include the name of the Venturers or any device associated with such name (or any of their respective subsidiaries from time to time) without the consent of each of them.

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17	Property Option

17.1
If any company within the BSD Group wishes to sell any property which prior to the date hereof was owned by Allied or any of its subsidiaries (including BVP and the BVP Subsidiaries), Allied shall have first option to repurchase such property at the then current market value and if Allied does not wish to exercise such option, the property shall be offered to IHG and Whitbread at the same value. If neither IHG nor Whitbread wish to purchase such property at the current market value, Allied may exercise its option at any lower value at which such property might be offered for sale to a third party and if Allied does not wish to exercise such option, the property shall be offered to IHG and Whitbread at the same value before disposal at such value to any third party.

17.2
The provisions of 17.1 above shall apply mutatis mutandis to property owned by IHG or any of its subsidiaries (including BSD and the BSD Subsidiaries) or by Whitbread or any of its subsidiaries (including R White & Sons Limited and its subsidiaries) before 29 September 1980.

18	Other Interests

18.1
Allied undertakes to use its best endeavours subject to any necessary consent of the Guinness Group company (if any) owning an interest in Cantrell & Cochrane Group Limited in Ireland at that time to procure that, if CC Soft Drinks Limited shall cease to use the “Club” brand name in England, Scotland and Wales, the same shall be offered to BSD, free of charge if possible.

18.2
In the event that IHG, Whitbread or Allied acquires either directly or indirectly a controlling interest in a Soft Drinks business operating primarily in the UK it shall be offered to BSD either at purchase value if acquired directly or at a value to be agreed with BSD if acquired indirectly or in the absence of agreement at a price to be fixed by an independent valuer.

18.3
In the event that IHG, Whitbread or Allied acquires either directly or indirectly a controlling interest in a major Soft Drinks business operating internationally where the UK franchise is with a third party the UK franchise shall subject to their existing arrangements be offered to BSD. Where the UK franchise forms a discrete business, such business will be offered to BSD at a fair price.

19	Control

If an unconnected party (or a number of parties acting in concert) acquires directly or indirectly a controlling interest (by which is meant the right to cast over 50 per cent of the votes currently exercisable at a general meeting) in any party hereto the provisions of Clause 6 shall apply and the parties hereto shall consult together with a view to determining upon an agreed plan for the enhanced future development of BSD.

20	Termination

20.1	The others of IHG, Whitbread or Allied shall have the option hereinafter mentioned in relation to the third of them (“that third party” and in Schedule 7 “the defaulting party”):

20.1.1	within three months thereafter, if BSD lawfully terminates its Distribution Agreement referred to in Clause 5 above under Clause 7 thereof with that third party;

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20.1.2	within three years thereafter, if that third party unlawfully terminates such Agreement;

20.1.3
within three months thereafter, if the parties shall have failed to agree upon a plan under Clause 19 on or before the hundredth day after any such acquisition of a controlling interest in that third party;

20.1.4
within 12 months thereafter (but not earlier than 10 months thereafter) if the Coca Cola Company (or any subsidiary or affiliate) or its United Kingdom bottler (or any subsidiary or affiliate) (collectively called “a Coca-Cola Interest”) acquires the right to cast 30 per cent or more of the votes exercisable at a general meeting of Whitbread or Allied and continues to hold such right at the time of exercise of the option PROVIDED if Coca Cola Interest acquires a controlling interest as specified in Clause 20.1.3 the terms of the said Clause 20.1.3 shall apply and this Clause 20.1.4 shall have no effect; or

20.1.5
within 12 months thereafter if a Coca Cola Interest acquires the right to cast 30 per cent or more of the votes exercisable at a general meeting of IHG PROVIDED that if a Coca Cola Interest acquires a controlling interest as specified in Clause 20.1.3 the terms of the said Clause 20.1.3 shall apply and this Clause 20.1.5 shall have no effect.

20.2	The said option shall be derived from the option matrix contained in Schedule 7.

20.3
Any transaction under option 1 (where Allied or Whitbread is that third party) or under option 2 in Schedule 7 shall be exercisable at the Sale Price (determined in accordance with Article 35 of the new Articles of Association of BSD) but the price at which any other transaction under options 1, 3, 4 and 5 in Schedule 7 shall take place shall be such Sale Price (determined as aforesaid) without taking into account the effect of any breach or termination of that third party’s Distribution Agreement with BSD provided that if Allied is that third party and option 1 or 2 is exercised then in acknowledgement of the effort and expense incurred by IHG and Whitbread in enabling Allied to merge BVP into the joint venture, it is hereby declared to be fair and is agreed that such options shall for three years from completion be exercisable at two thirds of the Sale Price so determined.

21	Activities

The activities of BSD and its Subsidiaries shall not without the consent of the holders of at least 85 per cent of the issued Share capital of BSD consist of activities other than the manufacture, distribution, sale and purchase for resale of Soft Drinks and the Discretionary Products which BSD may handle from time to time and purposes ancillary thereto in the Territory.

22	Costs

Each party shall be responsible for its own costs in connection with the preparation of this Agreement and the other Agreements relating hereto.

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23	Notices

Any notice to any party hereunder shall be deemed to have been sufficiently served if delivered personally at or sent by registered post to the registered office of the relevant company for the time being. In proving such service it shall be sufficient to prove that any letter was properly addressed, stamped and posted and the same shall be assumed to have reached the addressee two business days after posting.

24	Substitution

This Agreement shall terminate and be in substitution for the Joint Venture Agreement dated 29 September 1980 and made between IHG and Whitbread.

In witness whereof the parties hereto have entered into this agreement the day and year first above written.

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Schedule 1
Part A

Company:	Britannia Soft Drinks Limited

Authorised capital:	4,000,000 Ordinary Shares of £1 each

Issued capital:	1,800,000 Ordinary Shares of £1 each fully paid

Shareholders:	Bass plc	1,170,000

	Whitbread & Company plc	630,000

Directors:	K Richards G P Hewitt P J Jarvis S C Lewis T W Morkill A D Portno L J Ross P F Scurlock

Secretary:	J W Angles

Company No.:	47094

VAT No.:	232 1538 95 (Bass)

Subsidiary companies:	Canada Dry Rawlings Limited

(all 100 per cent)	• Hooper Struve Limited
• R White & Sons Limited
• H D Rawlings Limited
• Moorhouse Bros Limited
• The London Essence Company Limited
• The Southern Table Water Company Limited

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Schedule 1
Part B

Company:	(Subsidiary)

H D Rawlings Limited

Authorised capital:	81,560 Ordinary Shares of £1 each

Issued capital:	41,155 Ordinary Shares of £1 each fully paid

Shareholders:	R White & Sons Limited	41,150

	B W King	5

Directors:	G P Hewitt J W Angles B W King

Secretary:	M H Humby

Company No.:	34014

Vat No.:	232 1538 95 (Bass)

Subsidiary companies:	–

Company:	(Subsidiary)

Moorhouse Bros Limited

Authorised capital:	5,000 Ordinary Shares of £1 each

Issued capital:	5,000 Ordinary Shares of £1 each fully paid

Shareholders:	R White & Sons Limited	4,999

	G P Hewitt	1

Directors:	G P Hewitt P W Knights R G White

Secretary:	M H Humby

Company No.:	347522

Vat No.:	232 1538 95 (Bass)

Subsidiary companies:	–

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Company:	(Subsidiary)

	London Essence Company Limited

Authorised capital:	110,000 Ordinary Shares of £1 each

Issued capital:	110,000 Ordinary Shares of £1 each fully paid

Shareholders:	R White & Sons Limited	109,999

	G P Hewitt	1

Directors:	G P Hewitt A A Vokins R G White

Secretary:	M H Humby

Company No.:	151590

Vat No.:	232 1538 95 (Bass)

Subsidiary companies:	–

Company:	(Subsidiary)

	Hooper Struve Limited

Authorised capital:	100,000 Ordinary Shares of £1 each

Issued capital:	100,000 Ordinary Shares of £1 each fully paid

Shareholders:	Canada Dry Rawlings Limited	99,700

	A W N Lake	100

	G P Hewitt	100

	M H Humby	100

Directors:	A W N Lake G P Hewitt M H Humby K Richards

Secretary:	M H Humby

Company No.:	69019

Vat No.:	232 1538 95 (Bass)

Subsidiary companies:	–

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Company:	(Subsidiary)

R White & Sons Limited

Authorised capital:	1,030,000 Ordinary Shares of £1 each

Issued capital:	1,030,000 Ordinary Shares of £1 each fully paid

Shareholders:	Britannia Soft Drinks Limited	1,029,900

	G P Hewitt	100

Directors:	G P Hewitt J W Angles B A Boone A A Vokins R G White

Secretary:	M H Humby

Company No.:	41646

Vat No.:	232 1538 95 (Bass)

Subsidiary companies:	The London Essence Company Limited Moorhouse Bros Limited H D Rawlings Limited The Southern Table Water Company Limited

Company:	(Subsidiary)

Canada Dry Rawlings Limited

Authorised capital:	2,600,000 Ordinary Shares of £1 each

Issued capital:	2,600,000 Ordinary Shares of £1 each fully paid

Shareholders:	Britannia Soft Drinks Limited	2,599,999

	G P Hewitt	1

Directors:	K Richards G P Hewitt J W Angles B A Boone V C Hague P W Knights M J Redward A A Vokins R G White

Secretary:	M H Humby

Company No.:	517211

Vat No.:	232 1538 95 (Bass)

Subsidiary companies:	Hooper Struve Limited

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Company:	(Subsidiary)

	The Southern Table Water Company Limited

Authorised capital:	Authorised 1 per cent deferred cumulative preference shares of £1 each	15,000

	Redeemable preference shares of £1 each	75

	Ordinary Shares of £1 each	10,000

		25,075

Issued capital:	1 per cent deferred cumulative preference shares of £1 each (fully paid)	15,000

	Redeemable preference shares of £1 each	75

	Ordinary Shares of £1 each	15

		15,090
Shareholders:	Redeemable Preference

	Whitbread & Company plc	74

	R E Gillah[1]	1

		75
	Ordinary Shares

	R White & Sons Limited	14

	H L Jenkins[2]	1

		15
	Deferred Cumulative Preference Shares

	Whitbread & Company plc	14,996

	M D N Shutte[1]	2

	R C Worland[1]	2

		15,000
Directors:	G P Hewitt J W Angles P W Knights

Secretary:	M H Humby

Company No.:	447909

[1]	Blank transfer and declaration of trust held by Whitbread.
[2]	Blank transfer and declaration of trust held by BSD.

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Schedule 2
Part A

Company:	British Vitamin Products Limited

Authorised capital:	500,000 Ordinary Shares of £1 each

13,656,000 Deferred Shares of £1 each

Issued or allotted capital:	13,656,000 Deferred Shares of £1 each

500,000 Ordinary Shares of £1 each

Shareholders:	Bass plc	1,029,900 Ordinary

	Whitbread & Company plc	67,889 Ordinary

	Allied-Lyons plc	277,938 Ordinary

	Allied-Lyons plc	13,656,000 Deferred

Directors:	Sir D Holden-Brown Chairman
M C J Jackaman
E B Colwell
P W Rosewell

Secretary:	R W Jarred

Company No.:	484529

Vat No.:	102 1176 35

Subsidiary companies:	Britvic Limited

Pure Fruit Juices Limited

Britvic (NI) Limited

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Schedule 2
Part B

Company:	(Subsidiary of BVP)

Britvic Limited

Authorised capital:	100 Ordinary Shares of £1 each

Issued capital:	10 Ordinary Shares of £1 each

Shareholders:	British Vitamin Products Ltd	9 shares

	Showerings Vine Products & Whiteways Ltd	1 share

Directors:	E B Colwell Chairman
R J Jordan Managing Director
D N Dagwell
S J Davies
P H Gosling
R W Jarred
J E Lewis
G E V Martin
S J Neale
R H Waymont

Secretary:	R W Jarred

Company No.:	346618

Vat No.:	102 1176 35

Subsidiary companies:	Minster (Soft Drinks) Ltd
Britvic Deutschland GmbH
Sunfresh Soft Drinks Ltd

Company:	(Subsidiary of BVP)

Pure Fruit Juices Limited

Authorised capital:	500 Ordinary Shares of 20p each

Issued capital:	500 Ordinary Shares of 20p each

Shareholders:	British Vitamin Products Ltd	499 shares

	Showerings Vine Products & Whiteways Ltd	1 share

Directors:	R J Jordan
R W Jarred

Secretary:	R W Jarred

Company No.:	241637

Vat No.:	102 1176 35

Subsidiary companies:	None

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Company:	(Subsidiary of BVP)

Britvic (NI) Limited

Authorised capital:	1,000 Ordinary Shares of £1 each

Issued capital:	4 Ordinary Shares of £1 each

Shareholders:	British Vitamin Products Ltd	3 shares

	Showerings Vine Products & Whiteways Ltd	1 share

Directors:	R J Jordan
R W Jarred

Secretary:	R W Jarred

Company No.:	468574

Vat No.:	102 1176 35

Subsidiary companies:	None

Company:	(Subsidiary of Britvic Limited)

Minster (Soft Drinks) Limited

Authorised capital:	12,000 Ordinary Shares of £1 each

Issued capital:	10,500 Ordinary Shares of £1 each

Shareholders:	Britvic Ltd	10,499 shares

	Showerings Vine Products & Whiteways Ltd	1 share

Directors:	R J Jordan
R W Jarred

Secretary:	R W Jarred

Company No.:	154257

Vat No.:	102 1176 35

Subsidiary companies:	None

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Company:	(Subsidiary of Britvic Limited)

Sunfresh Soft Drinks Limited

Authorised capital:	5,500 Ordinary Shares of £1 each

Issued capital:	5,500 Ordinary Shares of £1 each

Shareholders:	Britvic Limited	5,499 shares

	Showerings Vine Products & Whiteways Ltd	1 share

Directors:	E B Colwell Chairman
R J Jordan Managing Director
S J Davies
P H Gosling
J E Lewis
O Stern
R H Waymont

Secretary:	R J Jarred

Company No.:	208476

Vat No.:	102 1176 35

Subsidiary companies:	None

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Schedule 2
Part B

Company:	(Subsidiary of Britvic Limited)

Britvic Deutschland GmbH

Authorised Capital:	100,000 DM

Issued Capital:	100,000 DM

Shareholders:	Britvic Ltd	100,000 DM

Geschäftsführer:	G E V Martin
H A Wittrock (German)

Secretary:	None

Company No.:	Hamburg Hr B 17018

VAT No.:	—

Subsidiary companies:	None

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Schedule 3

1	Information

The information set out in Schedule 1 or Schedule 2 (as appropriate), so far as it relates to the Company, and all other information in writing which has been given by any of the directors or officials or professional advisers of any Group Company to any of the directors or officials or professional advisers of the Warrantee in the course of the negotiations leading to this Agreement was when given true, complete and accurate in all material respects.

2	Copies of Accounts, Memorandum and Articles etc.

The copies of the Accounts and of the Memoranda and Articles of Association of each of the Group Companies delivered to the Warrantee are true copies and in the case of the Memoranda and Articles of Association have attached thereto copies of all such resolutions and agreements as are required by law to be delivered to the Registrar of Companies for registration.

3	Accounts

To the best of the knowledge and belief of the Directors of the Group Companies after making due and careful enquiries:

(i)
the Accounts have been prepared in accordance with the law and on a consistent basis in accordance with accounting principles, standards and practices generally accepted at the date hereof in the United Kingdom so as to give a true and fair view of the state of affairs of each of the Group Companies at the Balance Sheet Date and of the profits or losses for the period concerned and as at that date make:

(a)	full provision for all actual liabilities;

(b)	proper provision (or note in accordance with good accountancy practice) for all contingent liabilities; and

(c)	provision reasonably regarded as adequate for all bad and doubtful debts;

(ii)
the Stock and work-in-progress were included in the Accounts at figures not exceeding the amounts which could in the circumstances existing at the Balance Sheet Date reasonably be expected to be realised in the normal course of carrying on the businesses of the Group Companies;

(iii)	full provision or reserve has been made in the Accounts for all Taxation liable to be assessed on the relative Group Company or for which it is or may become accountable in respect of:

(a)	profits, gains or income (as computed for Taxation purposes) arising or accruing or deemed to arise or accrue on or before the Balance Sheet Date;

(b)	any Transactions effected or deemed to be effected on or before the Balance Sheet Date or provided for in the Accounts;

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(c)
realised development value accruing or deemed to accrue on or before the Balance Sheet Date (including any liability in respect of any such value deferred until a subsequent occasion whether on or before or after the Balance Sheet Date); and

(d)	distributions made or deemed to be made on or before the Balance Sheet Date or provided for in the Accounts; and

(iv)	proper provision or reserve for deferred taxation in accordance with the accounting policy in respect thereto as stated in the Accounts has been made in the Accounts.

4	Changes since Balance Sheet Date

Since the Balance Sheet Date as regards each Group Company:

(i)	its business has been carried on in the ordinary course and so as to maintain the same as a going concern;

(ii)	it has not disposed of any assets or assumed or incurred any material liabilities (including contingent liabilities) otherwise than in the ordinary course of carrying on its business;

(iii)
its business has not been materially and adversely affected by the loss of any important customer or source of supply or by any abnormal factor not affecting similar businesses to a like extent and after making due and careful enquiries none of the Directors of any Group Company is aware of any facts which are likely to give rise to any such effects;

(iv)	no dividend or other distribution has been declared made or paid to its members except as provided for in the relevant balance sheet;

(v)
no material change has been made in the basis of the emoluments and no change has been made in the terms of employment of its directors or any of its employees who on the Balance Sheet Date were in receipt of remuneration at a rate in excess of £15,000 per annum;

(vi)	it has not made or received any surrender relating to group relief or the benefit of advance corporation tax other than as accounted for in the Accounts;

(vii)	there has been no deterioration in its financial position or prospects whether in consequence of normal business or otherwise; and

(viii)	its stock-in-trade is in good condition and is capable of being sold in the ordinary course of business in accordance with its current price list without rebate or allowance to any purchaser.

5	Litigation etc.

(a)	Since the Balance Sheet Date no claim sounding in damages has been made against any Group Company.

(b)
No Group Company is at Present engaged whether as plaintiff or defendant or otherwise in any legal action, proceeding or arbitration (other than as plaintiff in the collection of debts arising in the ordinary course of its business none of which exceeds £5,000) or is being prosecuted for any criminal offence.

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(c)
There are no circumstances known to any of the Directors of any Group Company after making due and careful enquiries likely to lead to any such claim or legal action, proceeding or arbitration (other than as aforesaid) or prosecution and no notice has been given to any Group Company under any statute or governmental or municipal regulation which, in the event of failure to comply therewith, might lead to any such claim or other action as aforesaid.

6	Taxation etc.

(a)
To the best of the knowledge information and belief of the Directors of each Group Company after making due and careful enquiries there is no liability to Taxation in respect of which a claim could be made under the Deed of Indemnity and there are no circumstances likely to give rise to such liability.

(b)
Each Group Company has duly made all returns and given or delivered all notices, accounts and information which on or before the date hereof ought to have been made, given or delivered for the purposes of Taxation and all such returns, notices, accounts and information (and all other information supplied to the Inland Revenue or the Customs and Excise or other fiscal authority concerned for any such purpose) have been correct in all material respects and made on a proper basis and none of such returns, notices, accounts or information is disputed in any material respect by the fiscal authority concerned and there is no fact known to any of the Directors of any Group Company which might be the occasion of any such dispute or of any claim for Taxation in respect of any financial period down to and including the Balance Sheet Date not provided for in the Accounts.

7	PAYE and National Insurance

(a)
All income tax deductible and payable under the PAYE system has so far as required to be deducted, been deducted from all payments made by each Group Company and all amounts due to be paid to the Inland Revenue prior to the date hereof have been so paid.

(b)	All deductions and payments required to be made in respect of National Insurance contributions (including employers contributions) have been so made.

(c)	Proper records have been maintained in respect of all such deductions and payments and regulations applicable thereto have been complied with.

8	VAT

(a)
Each Group Company is registered for the purposes of Part I of the Finance Act 1972 and has complied in all material respects with such legislation and has maintained and obtained full, complete, correct and up-to-date records, invoices and other documents (as the case may be) appropriate or requisite for the purposes thereof.

(b)	No Group Company:

(i)
is in arrears with any payments or returns or notifications under such legislation, regulations or notices or liable to any abnormal or non-routine payment or any forfeiture or penalty or to the operation of any penal provisions contained therein;

(ii)	has been required by the Customs and Excise to give security under such legislation.

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9	Employees

(a)	Save to the extent (if any) to which provision or allowance has been made in the Accounts:

(i)
no liability has been incurred by any Group Company for breach of any contract of service or for redundancy payments (including protective awards) or for compensation for wrongful dismissal or unfair dismissal or for failure to comply with any order the reinstatement or re-engagement of any employee; and

(ii)
no gratuitous payment has been made or promised by any Group Company in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment of any present or former director or employee.

(b)
Each Group Company has in relation to each of its employees (and so far as relevant to each of its former employees where service terminated less than six months prior to Completion) complied in all material respects with:

(i)
all obligations imposed on it by all statutes and regulations relevant to the relations between it and its employees or any independent trade union and has maintained current adequate and suitable records regarding the service of each of its employees;

(ii)	all collective agreements and customs and practices for the time being dealing with such relations or the conditions of service of its employees; and

(iii)	all relevant orders and awards made under any relevant statute or regulation affecting the conditions of service of its employees.

(c)
Within a period of one year preceding the date hereof no Group Company has given notice of any redundancies to the relevant Secretary of State or started consultations with any independent trade union or unions under the provisions of Part IV of the Employment Protection Act 1975 and no Group Company has failed to comply with any such obligation under the said Part IV.

(d)
No Group Company is involved in any industrial or trade dispute or any dispute or negotiation regarding a claim of material importance with any trade union or association of trade unions or organisation or body of employees.

10	Capital Commitments, Unusual Contracts, Guarantees etc.

No Group Company:

(i)	has any material capital commitments;

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(ii)	is a party to any contract entered into otherwise than in the ordinary and usual course of business of any contract of an onerous or long-term nature;

(iii)
is a party to any agreement, arrangement or concerted practice which is or requires to be registered under the Restrictive Trade Practices Acts or which contravenes Articles 85(1) or 86 of the Treaty of Rome or which has been notified to the Commission of the European Communities for an exemption or in respect of which an application has been made to the said Commission for a negative clearance;

(iv)	has delegated any powers under a power of attorney which remains in effect;

(v)	has by reason of any default by it in any of its obligations become bound or liable to be called upon to repay prematurely any loan capital or borrowed moneys;

(vi)	is a party to any agreement which is or may become terminable as a result of the entry into or completion of this Agreement;

(vii)	has entered into or is bound by any guarantee or indemnity under which any liability or contingent liability is outstanding; or

(viii)	has at any time acquired, assigned or otherwise disposed of any leasehold property in such a way that it retains (otherwise than as original or subsequent lessee) any residual liability in respect thereof.

11	Insurance

All the assets of each of the Group Companies which are of an insurable nature have at all material times been and are at the date hereof insured in amounts reasonably regarded as adequate against fire and other risks normally insured against by companies carrying on similar businesses or owning property of a similar nature and each Group Company has at all material times been and is at the date hereof adequately covered against accident, third party and other risks normally covered by insurance by such companies. In respect of all such insurances:

(i)	all premiums have been duly paid to date; and

(ii)	all the policies are in force and are not voidable on account of any act, omission or non-disclosure on the part of the insured party.

12	Title to Assets

(a)
All assets of each Group Company (other than the Properties) and all debts due to it which are included in the Accounts or have otherwise been represented as being the property of or due to such Group Company or at the Balance Sheet Date used or held for the purposes of its business were at the Balance Sheet Date the absolute property of such Group Company and (save for those subsequently disposed of or realised in the ordinary course of trading) all such assets and all assets and debts which have subsequently been acquired or arisen are now the absolute property of such Group Company and no asset which is material in relation to the business of any Group Company is the subject of any assignment, mortgage, charge, lien, hypothecation or other encumbrance whatsoever (excepting only liens arising in the normal course of trading) or the subject of any factoring arrangement, hire-purchase, conditional sale or credit sale agreement.

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(b)
All assets of each Group Company (other than the Properties) acquired from the Warrantor or any subsidiary company of the Warrantor during the period of three months prior to the date hereof were acquired at net book value and each Group Company is the absolute owner of all assets (including properties and dispensing equipment situated in customers’ premises) which are wholly used in connection with the business of that Group Company.

13	Title to the Properties

(a)	Each Group Company has a good marketable title to each of the Properties shown under its name in Schedule 4 free from all mortgages, charges, liens and encumbrances.

(b)
With the exception of the Properties none of the Group Companies owns, uses or occupies any other freehold or leasehold property or occupies any other land or building whether under a licence or otherwise.

(c)
All covenants, other than covenants for repair and decorations, obligations, restrictions and conditions affecting each of the Properties or any Group Company as owner thereof have been observed and performed and all outgoings of whatsoever nature in respect thereof duly paid.

(d)
Each of the Properties complies (as to buildings and use) with the Town and Country Planning Acts affecting the same and with all applicable statutory and bye-law requirements as to fire precautions, public health and the health and safety of those who work in or about them.

(e)	None of the Properties or Group Companies as owner thereof:

(i)
is subject to any covenants, obligations, restrictions or conditions which are of an unusual or onerous nature or which would affect the use or continued use of any of the Properties for the purposes for and the extent to or the manner in which it is now used;

(ii)
enjoys precariously any right, easement or privilege the withdrawal or cessation of which would affect the use or continued use of any of the Properties for the purposes for or the extent to or the manner in which it is now used; or

(iii)	is affected by any of the following matters:

(a)	any closing order, demolition order or clearance order;

(b)	any planning application submitted less than eight weeks prior to the date hereof;

(c)	any enforcement notice which has not been complied with;

(d)	any compensation received consequent upon a refusal of any planning consent or the imposing of restrictions on any planning consent or the modification or withdrawal of any such consent;

(e)
any order or proposal publicly advertised or of which written notice has been received for the compulsory acquisition or requisition of the whole or any part thereof or the modification of any Planning Permission or the discontinuance of any use or the removal of any building;

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(f)	any agreement with any Planning Authority Statutory Undertaker or other Public Body or Authority regulating the use or development thereof.

(f)	None of the Properties is a listed building or is in a Conservation Area.

14	Compliance with Leases and Other Agreements

To the best of the knowledge and belief of the Directors of each Group Company after making due and careful enquiries:

(i)
the terms of all leases, tenancies, licences, concessions and agreements of whatsoever nature to which any of the Group Companies is a party have been duly complied with by all the parties thereto; and

(ii)	no such lease, tenancy, licence, concession or agreement will become subject to avoidance, revocation or be otherwise affected upon or in consequence of the making or implementation of this Agreement.

15	Books and Records

The records, statutory books and books of account of each Group Company are duly entered up and maintained in accordance with all legal requirements applicable thereto and contain true, full and accurate records of all matters required to be dealt with therein and all such books and all records and documents (including documents of title) which are its property are in its possession or under its control and all accounts, documents and returns required to be delivered or made to the Registrar of Companies have been duly and correctly delivered or made.

16	Options on Share Capital

No unissued shares of any Group Company are under option or agreed conditionally or unconditionally to be placed under option.

17	Patents and Trade Marks etc.

(a)
To the best of the knowledge and belief of the Directors of each Group Company the processes employed and the products and services dealt in by each Group Company do not use, embody or infringe any United Kingdom or foreign patents, registered designs, know-how or trade secrets, copyrights, trade marks or similar intellectual property rights (whether registered or not) other than:

(i)	those belonging to Group Companies and referred to in sub-paragraph (b) below; or

(ii)	those in respect of which licences have been obtained and are currently in force,

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and no claims have been made and no applications are pending of which the Directors are aware which if pursued or granted might be material thereto.

(b)
To the best of the knowledge and belief of the Directors of each Group Company all United Kingdom or foreign patents, registered designs, know-how or trade secrets, copyrights, trade marks, or similar intellectual property rights (whether registered or not), and all pending applications therefor, other than those referred to in sub-paragraph (a)(ii) above, which are or are likely to be material to the business of each Group Company, are (or where appropriate in the case of pending applications will be):

(i)	legally and beneficially vested in a Group Company;

(ii)	valid and enforceable;

(iii)	not being infringed; and

(iv)	not subject to any licence or authority in favour of another.

18	Close Company Status

No Group Company is or has at any time during the period of six years ending with the Balance Sheet Date been a close Company as defined in Section 282 Income and Corporation Taxes Act 1970 or Section 39 Finance Act 1975. Each Group Company has been a wholly-owned subsidiary of the Warrantor from the beginning of that period to the date of this Agreement.

19	Pensions

(a)	Expressions defined in Schedule 6 to the Agreement bear the same meaning in this Warranty 19.

(b)
With the exception of the Allied Fund and the Allied Domecq Executives Pension Fund (both referred to below as the “Allied Funds”) there are not in existence nor has any proposal been announced to establish any retirement, redundancy, death, disability or sickness benefit schemes (other than the Allied Domecq PLC Accident and Disablement Scheme) or arrangements for employees of the BVP Employers or any obligations to or in respect of such employees with regard to such contingencies pursuant to which Allied or any of the BVP Employers is or may become liable to make payments and no gratuity in respect of such contingencies is currently being paid or has been promised by Allied or any of the BVP Employers to or in respect of any such employee.

(c)
The Allied Funds are contracted-out schemes within the meaning of the Social Security Pensions Act 1975 and are treated as exempt approved schemes within the meaning of Chapter II Part II Finance Act 1970.

(d)
True copies of all the Trust Deeds and Rules constituting and governing the Allied Funds have been delivered to IHG or their advisers and except as may be expressed otherwise therein such documents are up to date and satisfactory to ensure continued treatment of the Allied Funds as exempt approved and contracted-out schemes as aforesaid.

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(e)
True copies of all Explanatory Booklets and Announcements and other communications to employees relating to the Allied Funds have been delivered to Bass or their advisers and neither Allied nor any of the BVP Employers has any obligations under the Allied Funds in respect of any employee of the BVP Employers other than under the documents referred to in this paragraph (e) and in paragraph (d) above and under the Allied Domecq PLC Accident and Disablement Schemes.

(f)
Allied has given to IHG a true and complete copy of the latest actuarial valuation reports on the Allied Funds and Allied is aware of no factor which has caused or contributed to any substantial deterioration in the level of funding of any of the Allied Funds since the date of such report.

(g)	Allied has given to IHG full details of the basis on which the BVP Employers contribute to the Allied Funds.

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Schedule 4
The Properties
Part A – Britvic Limited

Freehold Properties

1	Land adjacent to Depot at:

Hadleigh Road Industrial Estate Ipswich Suffolk

2	Depot & Offices Crondal Road Exhall Bedworth Warwickshire

3	Depot & Offices Haydock Lane Haydock St. Helens Merseyside

4	Factory 115/133 Glover Street Perth Scotland

5	Private flat 16 Ladysmith Terrace Perth Scotland

6	Offices West House Broomfield Road Chelmsford Essex

7	Factory Swan Lane Hindley Green Wigan Lancs.

8	Land and Warehouse part of Factory Lovell Park Road Leeds W. Yorks.

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Britvic Limited
Short Leasehold Properties

	Address	Lessor	Term	Current Rent	Other Information

1	Offices Britvic House Broomfield Road Chelmsford Essex	Legal & General Assurance Society Ltd Temple Court 11 Queen Victoria Street London EC4	25 years and 3 months from 1 July 1975. Rent review every 5 years. Current review from 1 October 1985 currently being negotiated.	£170,000 p.a.
Lessor’s agent: None.

Underlease of fourth floor to Sun Life Assurance Society Ltd, 1 North Street, Liverpool L69 2AS for term of 20 years and 2 months from 1 August 1975.

Current rent £40,000 p.a. – rent review every 5 years.

Current review from 1 October 1985 currently being negotiated. Part of fourth floor sub-let by Sun Life to Noble Lowndes & Partners Ltd.

2	Depot & Offices 75 Northern Road Aylesbury Bucks.	Ravenseft Industrial Estates Ltd 35 Thomas Street London SE1	21 years from 24 June 1972. Rent reviews every 7 years. Next review 24.6.86.	£22,750 p.a.	Lessor’s agent: Land Securities (Management) Ltd Landsec House 21 New Fetter Lane London EC4

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	Address	Lessor	Term	Current Rent	Other Information

3	Depot & Offices 1 Benyon Park Way Lowfield Road Industrial Estate Leeds Yorks.	Hampshire County Council The Castle Winchester Hants.	25 years from 1 November 1978. Rent reviews every 5 years. Next review 1.11.88.	£71,000 p.a.	Lessor’s agent: Richard Ellis Boundry House Jewry Street London EC3

4	Depot & Offices Unit 0 Fort Wallington Industrial Estate Fareham Hants.	London & Manchester Assurance Co. Ltd Winslade Park Exeter	21 years from 29 September 1977. Next review 29.9.88 followed by review every 5 years.	£30,500 p.a.	Lessor’s agent: Winslade Park (Management) Ltd Winslade Park Exeter

5	Depot & Offices Unit 3 Hadleigh Road Industrial Estate Ipswich Suffolk	Multioptique International SA (Luxembourg) 10 Benezet Street Ipswich	20 years from 25 March 1984. Rent review every 5 years. Next review 25.3.89.	£12,000 p.a.	Lessor’s agent: None. See also freehold land schedule for parcel of land adjacent to depot.

6	Depot & Offices Unit E New Hyth Lane Larkfield Kent	James Hiller & Partners Ltd Hiller House Godalming Surrey	25 years from 1 April 1974. Rent reviews every 5 years. Next review 1.4.89.	£52,000 p.a.	Lessor’s agent: None.

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	Address	Lessor	Term	Current Rent	Other Information

7	Depot & Offices Plot No. 3 Traps-Pennine Trading Estate Queensway Rochdale Lancs.	The London Assurance 1 Bartholomew Lane London EC2	25 years from 24 June 1973. Next review 24.6.88.	£49,850 p.a.	Lessor’s agent: Sun Alliance Insurance PO Box 98 Wellington House 6-9 Upper St Martin’s Lane London WC2

8	Depot & Offices Unit 21 and 22 Staines Central Trading Estate Staines Middlesex	Montagu Executor and Trustee Co. Ltd 11 Devonshire Square London EC2	21 years from 24 June 1971. Rent reviews every 7 years. No further reviews to end of lease.	Unit 21: £64,750 p.a. Unit 22: £26,850 p.a.	Lessor’s agent: Knight Frank & Rutley 20 Hanover Square London W1 Unit 22 sub-let to Air Express International Agency for £26,850 p.a. – lease currently under review.

9	Warehouse & Offices Unit 7 Winslow Road Hammersmith London W6	Barclays Nominees (George Yard) Ltd 4 George Yard Lombard Street London EC3	24 years from 25 December 1979. Rent reviews every 5 years. Next review 25.12.89.	£181,500 p.a.	Lessor’s agent: Barclays Bank Trust Co Ltd Juxon House 94 St. Paul’s Churchyard London EC4. Adjoins Hanbre Road Factory.

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	Address	Lessor	Term	Current Rent	Other Information

10	Factory Lovell Park Road Leeds Yorks.	Norwich Union Life Insurance Society Ltd Surrey Street Norwich Norfolk	42 years from 29 September 1964. Rent reviews every 21 years. Current review from 29 September 1985 currently being negotiated.	£13,174 p.a.	Lessor’s agent: None. See also freehold land schedule for parcel of land adjoining Factory.

11	Rannock Road 1 Hanbre Road (formerly 129 Rannoch Road) Hammersmith Fulham London W6	J. Lyons & Company Limited Cadby Hall London W14 0PA	An underlease beginning on 10.1.1986 end on 1 August 1989 unless previously determined by six months’ notice expiring not earlier than 10.6.87.	£144,799.50 p.a.	No rent review provision. Landlord’s Solicitors Messrs Root & Darby 30 Denmark Street Bristol.

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Britvic Limited
Sundry Small Dispense Equipment Stores

1	Store & Workshop at Enterprise Plymouth Somerset Place Stoke Plymouth Devon	Rent: £36.15 per week

2	T W Mays & Son Ltd Eastgate Bourne Lincs. Store & Workshop 43A Eastgate Bourne Lincs.	Rent: £20.00 per week

3	Mr D B Davies “Woodside” Woodlands Terrace Swansea West Glamorgan Store & Workshop 49 Robert Street Manselton Swansea	Rent: £18.13 per week

4	Kent Supplies Ltd Mold Road Gwersyllt Nr. Wrexham Clwyd Store & Workshop Top Road Summerhill Nr. Wrexham	Rent: £25.00 per week

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Canada Dry Rawlings Ltd
Part B

Freehold Ownership

	Property	Owning Company

1	Depot, 617 London Road, Ashford, Middlesex	R White & Sons Ltd

2	Depot, 2/4 Green Lane, Ashwell, Baldock, Herts.	R White & Sons Ltd

3	Factory, Windsor Terrace, Beckton, London E6	Southern Table Water Co Ltd (SOTA)

4	Ex Factory, Taylor Street, Birkenhead, Merseyside (50% remains unsold)	R White & Sons Ltd

5	Depot, Bodwin Road, Coventry, West Midlands	R White & Sons Ltd

6	Factory, Kennet Road, Crayford, Kent	Canada Dry Rawlings Ltd

7	Depot, 76/90 Pear Tree Road, Derby	Canada Dry Rawlings Ltd

8	Depot, Pinhoe Trading Estate, Venny Bridge, Whipton, Exeter, Devon	Canada Dry Rawlings Ltd

9	Ex Factory, 337 Bristol Road, Gloucester (To be sold to Bass Developments Ltd)	Southern Table Water Co Ltd (SOTA)

10	Essence Factory, 49/53 Glengall Road, Peckham, London (To be sold)	R White & Sons Ltd and London Essence Co Ltd

11	Depot, 71/73 Leytonstone Road, Stratford, London E15 (NB: Depot is administered by CDR and the adjoining residential and commercial property by Charrington & Co)	Bass Holdings Ltd

12	Depot, New Ford Road, Waltham Cross, Herts. (To be sold)	R White & Sons Ltd

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Canada Dry Rawlings Ltd

Leasehold Ownership

*Rent for 1984/85

	Property	Lessee Company	Current Rent	Lease Term	Landlord

1	Production Warehouses Units 94, 96, 98 London Industrial Park Beckton London E6	Canada Dry Rawlings Ltd	93750	25 years from 24.6.84 (with break clause at end of 4th year on 12 month notice). Next rent review 24.6.89.	London Industrial Park Ltd 105 Park Street London W1Y 4AA

2	Technical Workshops Western Road Birmingham	Canada Dry Rawlings Ltd	2500	5 years from 11.4.85.	Mr S W Sapoote 12 St. George’s Close Edgbaston Birmingham 15

3	Depot The Hyde Lower Bevendean Brighton Sussex	Canada Dry (UK) Ltd	900	99 years from 4.6.62. No rent review provision.	Brighton Borough Council.

4	Mineral Water Bottling Factory 3 George Street Buxton Derbyshire SK17 6AT	Canada Dry (UK) Ltd	2250*	25 years (less 1 day) from 16.3.81. Next rent review 16.3.86.	High Peak Borough Council Municipal Buildings Glossop Derbyshire SK13 8AF

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	Property	Lessee Company	Current Rent	Lease Term	Landlord

5	Depot 10 Baileyfield Crescent Portobello Edinburgh	Canada Dry (UK) Ltd	12400	24 years from 7.10.75. Next rent review 11.11.87.	Standard Life Assurance Company 3 George Street Edinburgh EH2 2XZ

6	Depot Quay Road Industrial Estate Rutherglen Glasgow	Canada Dry (UK) Ltd	27000*	25 years from 11.6.76. Next rent review 11.6.86.	Chellow Dene Estates Ltd Park House 297 Whitehall Road Leeds

7	Offices Clarendon House 8/12 Station Road Kettering Northants.	Canada Dry (UK) Ltd (surety Bass Charrington Ltd now Bass PLC)	44750	35 years from 25.12.75. Next rent review 25.12.90.	Croydon London Borough Council Municipal Offices Fall Road Croydon CR9 3JY

8	Offices 6 Station Road Kettering Northants. (Ex-Corby Motors building)	Canada Dry (UK) Ltd	9315	30 years from 1.1.81. Next rent review 1.1.91.	Corby Motors Ltd George Street Corby Northants NN17 1PY

9	Depot Unit 3 Royds Close Whitehall Road Leeds	Canada Dry (UK) Ltd	32000	42 years from 4.12.72 (2 leases for same term). Next rent review 4.12.86.	Royds Estate Company c/o Queen Street (Management Services) Limited Queens House Queen Street Manchester M2 5LA

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Property		Lessee Company	Current Rent	Lease Term	Landlord

10	Production Warehouse Swinnow Lane Leeds 13	Canada Dry Rawlings Ltd (surety Bass PLC)	59250	25 years from 1.9.84. Next rent review 1.10.89.	Robert Ogden CBE Sicklinghall Grange Sicklinghall Nr. Wetherby N. Yorks.

11	Factory Swinnow Lane Industrial Estate Bramley Leeds 13	Canada Dry (UK) Ltd (surety Bass Charrington Ltd now Bass PLC)	166545	99 years from 1.1.74. Next rent review 1.1.89.	Land Developments (Hincroft) Ltd now Ogden Properties Ltd Otley Yorkshire

12	Vacant land adjoining Factory Swinnow Lane Leeds (3.17 acres)	Canada Dry (UK) Ltd (surety Bass Ltd, now Bass PLC)	23431	99 years from 1.1.74. Next rent review 1.1.89.	Robert Ogden c/o Ogden Properties Ltd Otley Yorkshire

13	Depot Unit D Mancentral Estate East Ordsall Lane Salford Manchester (acquired 7.3.84)	Canada Dry Rawlings Ltd	40800	25 years from 13.8.74. Next rent review 13.8.89.	Aubrey Investments Ltd 2 South Square Grays Inn London WC1R 5HR

14	Depot Unit E Trinity Trading Estate Sittingbourne Kent	R White & Sons Ltd	23500*	25 years from 17.5.76. Next rent review 17.5.86.	Factory Holdings Group Epic House 81 East Street Epsom Surrey KT17 1EE

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Property		Lessee Company	Current Rent	Lease Term	Landlord

15	Depot Unit 5 Waterloo Industrial Estate Hedge End Southampton	Canada Dry Rawlings Ltd	32860	25 years from 30.8.83. Next rent review 30.8.88.	Pension Funds Securities Imperial Chemical House Hillbank London SW1P

16	Depot Colchester Road Witham Essex	Canada Dry (UK) Ltd	2725	21 years from 24.6.66	Witham Industrial & Co Investments Ltd Hast?????? House 10 Norfolk Street Strand London WC2

17	Cape Hill Depot	Canada Dry (UK) Ltd	No rent payable only rates and repairs are paid.	Annual licence	Bass Holdings Limited

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Schedule 5

Dated [•] 1986 [•] (1)

[•] (2)

[•] (3)

THE COMPANIES NAMED IN THE SCHEDULE (4)

DEED OF INDEMNITY

One Silk Street
London EC2Y 8HQ
Telephone (44-20) 7456 2000
Facsimile (44-20) 7456 2222

Ref

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This Deed of indemnity is made the [•] day of One thousand nine hundred and eighty-six between:

Either:

[ALLIED DOMECQ PLC (No. 689729) whose registered office is at 24 Portland Place, London WC1N 4BB (hereinafter called the “Covenantor”) of the first part INTERCONTINENTAL HOTELS GROUP PLC (No. 4551528) whose registered office is at 67 Alma Road, Windsor, Berkshire SL4 3HD and WHITBREAD PLC (No. 29423) whose registered office is at The Brewery, Chiswell Street, London WC1Y 4SD (hereinafter together called the “Covenantees”) of the second part BRITISH VITAMIN PRODUCTS LIMITED (No. 484529) whose registered office is at Britvic House, Broomfield Road, Chelmsford, Essex CM1 1TU.]

Or:

[INTERCONTINENTAL HOTELS GROUP PLC (No. 4551528) whose registered office is at 67 Alma Road, Windsor, Berkshire SL4 3HD and WHITBREAD PLC (No. 29423) whose registered office is at The Brewery, Chiswell Street, London WC1Y 4SD (hereinafter together called the “Covenantors”) of the first part ALLIED DOMECQ PLC (No. 689729) whose registered office is at 24 Portland Place, London WC1N 4BB (hereinafter called the “Covenantee”) of the second part BRITANNIA SOFT DRINKS LIMITED (No. 47094) whose registered office is at 8-12 Station Road, Kettering, Northants NN15 7HA.]

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In both cases

(hereinafter called the “Company”) of the third part and the companies named in the Schedule (hereinafter called the “Subsidiaries”) of the fourth part.

Whereas: this Deed is entered into pursuant to the provisions of an Agreement dated the [•] day of January 1986 and made between Britannia Soft Drinks Limited of the first part InterContinental Hotels Group PLC of the second part Whitbread PLC of the third part Allied Domecq PLC of the fourth part and Allied Breweries Limited of the fifth part (hereinafter called the “Agreement”).

Now it is hereby agreed as follows:

1	In this Deed:

1.1	words and expressions defined in the Agreement shall have the same meaning wherever used herein and the provisions of Clause 1.3 of the Agreement shall be deemed to be incorporated herein;

1.2	the following expressions bear the following meanings namely:

“Claim” includes any notice, demand, assessment, letter or other document issued or action taken by the Inland Revenue or other statutory or governmental authority, body or official whosoever (whether of the United Kingdom or elsewhere in the world) whereby a Group Company is or may be placed or sought to be placed under a liability to like a payment or deprived of any relief allowance credit or repayment otherwise available;

“Completion” means completion of the matters – contemplated by Clause 4 of the Agreement;

“Group Companies” means the Company and the Subsidiaries and “Group Company” shall mean any one of them;

“Taxation” shall bear the meaning ascribed to it by Clause 1.5 hereof;

“Transaction” includes any transaction, act, event or omission of whatever nature;

1.3
where any company suffers a loss of or reduction in the amount of any relief allowance or credit or has a right to the repayment of Taxation nullified or cancelled in whole or in part and such relief allowance credit or right to repayment related to a Transaction effected on or before Completion or was granted by reference to any income profits or gains earned accrued or received on or before Completion, then such company shall be treated as having incurred a corresponding depletion in or reduction in the value of its assets as a result of a Claim for Taxation made in circumstances falling within Clause 2.1;

1.4
references to any Transaction effected on or before Completion include the combined result of two or more Transactions the first of which shall have taken place or the commencement of which shall have occurred on or before Completion;

1.5
references to “Taxation” comprise all forms of taxation whether of the United Kingdom or elsewhere in the world, past present and future (including, without limitation, corporation tax, capital gains tax, income tax, surtax, estate duty, capital transfer tax, profits tax, stamp duty, betterment levy, value added tax, purchase tax, selective employment tax, development gains tax, development land tax, petroleum revenue tax, customs and other import or export duties) and all other statutory, governmental, state, provincial, local governmental or municipal impositions duties and levies and all penalties, charges, costs and interest relating to any Claim;

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1.6	references to income, profits or gains earned accrued or received include income, profits or gains deemed to have been or treated as earned accrued or received for Taxation purposes;

1.7	references to Clauses and the Schedule are to Clauses and the Schedule of this Deed;

1.8	words and expressions defined for the purposes of any relevant taxing or other legislation shall herein bear the same meaning.

2

2.1
Subject as hereinafter provided the Covenantor[s] hereby agree[s] with and undertake[s] to the Covenantee[s] and each Group Company to indemnify and keep indemnified each Group Company against any depletion in or reduction in value of its assets or increase in its liabilities as a result or in consequence of any Claim for Taxation which has been made or may hereafter be made:

2.1.1	in respect of or arising from any Transaction effected on or before Completion; or

2.1.2	by reference to any income, profits or gains earned, accrued or received on or before Completion.

2.2	The indemnity in this Clause shall include all reasonable costs and expenses properly payable in connection with any Claim or liability referred to herein.

2.3
[The liabilities of the Covenantors under the indemnities in this Deed shall be limited so as to be shared in such proportions that 65 per cent of the liability shall be borne by Bass Public Limited Company and 35 per cent by Whitbread and Company, Public Limited Company.]

3	The Indemnity in Clause 2 shall not cover any Claim for Taxation:

3.1	to the extent that provision or reserve in respect thereof was made in the Accounts of the relevant Group Company;

3.2	in respect of corporation tax arising out of the ordinary course of the normal trading of any Group Company since 1 March 1985;

3.3	to the extent that such Claim arises as a result only by reason of any increase in rates of Taxation or by reason of any change in legislation made after the date hereof with retrospective effect;

3.4
which would not have arisen but for a Transaction on or after Completion voluntarily effected by the Covenantee[s] or by any of the Group Companies otherwise than in the normal course of business of the person effecting such Transaction;

3.5	in respect of any change in the accounting policies or taxation treatment of assets of any Group Company affected after Completion; or

3.6	to the extent that any such Claim is referred to or covered by Clauses 7 or 8 of the Agreement.

4
In the event of the Covenantee[s] becoming aware of any Claim which could give rise to a liability under this Deed, the Covenantee[s] shall procure that notice thereof is given to the Covenantor[s] in the manner hereinafter provided and as regards any such Claim the Group Company concerned shall at the request of the Covenantor[s] take such action as [it] may reasonably request to avoid, dispute, resist appeal, compromise or defend the Claim and any adjudication in respect thereto but subject to the Covenantee[s] and the Group Company being indemnified and secured to their reasonable satisfaction by the Covenantor[s] against all losses (including additional Taxation) damages and expenses which may thereby be incurred.

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5

5.1
In the event of any dispute as to the liability hereunder of the Covenantor[s] the matter shall be determined by a firm of chartered accountants to be agreed between the Covenantee[s] and the Covenantor[s] or failing agreement to be nominated by the President for the time being of the Institute of Chartered Accountants in England and Wales.

5.2
The said firm shall be deemed to act as experts and not as arbitrators in any determination made by them hereunder and in the absence of manifest error their determination shall be conclusive and binding on all concerned. The proper charges and disbursements of the said firm shall be paid and borne on each occasion by such of the parties concerned and in such proportions as the said firm may in their absolute discretion consider fair and reasonable.

6
Any liability of the Covenantor[s] to the Covenantee[s] or any of the Group Companies hereunder may in whole or in part be released, compounded or compromised or time or indulgence given by the Covenantee[s] or any Group Company in its absolute discretion without in any way prejudicing or affecting any other rights it may have against the Covenantor.

7
Any notice to any party hereunder shall be deemed to have been sufficiently served if delivered personally at or sent by registered post to the registered office of the relevant company for the time being. In proving such service it shall be sufficient to prove that any letter was properly addressed, stamped and posted and the same shall be assumed to have reached the addressee two business days after posting.

In witness whereof this Deed has been entered into the day and year first above written.

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Schedule

Name of the Group Company

Either

Britvic Limited

Pure Fruit Juices Limited

Britvic (NI) Limited

Minster (Soft Drinks) Limited

Sunfresh Soft Drinks Limited

Britvic Deutschland GmbH

or

Canada Dry Rawlings Limited

Hooper Struve Limited

R White & Sons Limited

H D Rawlings Limited

Moorhouse Bros Limited

The London Essence Company Limited

The Southern Table Water Company Limited

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Schedule 6
Pensions

A.	In this Schedule the following terms shall have the following meanings:

“Adjusted Transfer Amount” means the Transfer Amount multiplied by the Gross Dividend Yield on the F.T. Actuaries All-Share Index at the date of signature of this Agreement [INSERT DIVIDEND YIELD HERE 4.35 per cent] and divided by the Gross Dividend Yield on the F.T. Actuaries All-Share Index at the Transfer Date and then notionally invested in this Index with allowance for the reinvestment of the dividend income in the Index for the period to the date of payment. This amount shall be determined by the Allied Actuaries and agreed by the Bass Actuaries;

“Allied Actuaries” means the actuaries to the Allied Fund;

“Allied Fund” means the Allied-Lyons Pension Fund;

“Bass Actuaries” means the actuaries to the Bass Plan;

“Bass Plan” means the Bass Employees’ Security Plan;

“BVP Employers” means BVP and the BVP Subsidiaries;

“Payment Date” means the date six months after the Transfer Date (or such other date as is agreed between Bass and Allied);

“Transfer Amount” means the amount determined by the Allied Actuaries which at the Transfer Date represents the “Past Service Reserve” (as defined in the letter from the Allied Actuaries dated 16 January 1985) within the Allied Fund attributable to the Transferring Members. A copy of this letter is annexed hereto and signed for the purpose of identification by the signatories hereto. The Bass Actuaries will be given all reasonable access to the data and calculations for the purpose of ascertaining (i) that the Transfer Amount has been calculated in accordance with the said letter from the Allied Actuaries and (ii) the correctness of the calculations and of the data as to the Transferring Members and their benefits;

“Transfer Date” means 1 April 1987 (or such other date as is agreed between Allied and Bass);

“Transferring Members” means those members of the Allied Fund who are employed by the BVP Employers on the day preceding Completion and who remain so employed on the day preceding the Transfer Date and who accept the offer of membership of the Bass Plan in accordance with paragraph C below, but excluding those who decline to transfer their benefits in the Allied Fund to the Bass Plan. The parties hereto will use all reasonable endeavours to ascertain the identities of the Transferring Members no later than one month after the Transfer Date.

B.
The parties to this Agreement will use their best endeavours to procure that subject to the approval of the Commissioners of Inland Revenue, the BVP Employers will continue to participate (including for contracting-out purposes) in the Allied Fund up to the Transfer Date but only in respect of employees who became members of the Allied Fund before Completion. Bass undertakes to procure that the BVP Employers continue to deduct from the earnings of these employees the contributions required to be made by them to the Allied Fund at the rates prescribed in the Rules thereof and shall procure the payment on a basis consistent with the basis prevailing at the date hereof of the said contributions together with the contributions required from the BVP Employers as participating employers under the terms and provisions of the Allied Fund to the trustees of the Allied Fund.

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C.
Bass undertakes to offer membership of the Bass Plan with effect from the Transfer Date to those employees of the BVP Employers who are so eligible and who are members of the Allied Fund, on the basis set out in paragraph D below.

D.

(i)	Bass will determine which Section of the Bass Plan is appropriate in each individual case.

(ii)
Pensionable service under the Allied Fund up to the Transfer Date shall be deemed to be pensionable service under the relevant Section of the Bass Plan and all of the other terms and conditions of the Bass Plan shall apply to the Transferring Members without adjustment, except as now described:

(a)
Transferring Members who were entitled under the Allied Fund to a scale of benefits for a part or all of their pensionable service based on an accrual rate of 80ths shall be credited with pensionable service in the Bass Plan of 75 per cent of the corresponding pensionable service in the Allied Fund EXCEPT THAT this provision shall not apply to former B Members of the Allied-Lyons 1980 Pension Scheme who would have moved to a 60ths basis on completion of the qualifying conditions prescribed in the rules of that scheme;

(b)
Transferring Members who were entitled under the Allied Fund to benefits for part or all of their pensionable service which were fixed in monetary terms and which would not have increased by virtue of future increases in earnings (including fixed benefits arising from transfers in from previous pension arrangements) shall be credited with the same fixed monetary amount of pension in the Bass Plan in lieu of being credited with the corresponding pensionable service; and

(c)
Transferring Members who were entitled to a scale of benefits for part or all of their pensionable service based on PAYE earnings without offset shall have a Final Lower Earnings Limit in the Bass Plan of nil in relation to the corresponding pensionable service.

E.

(i)	Allied undertakes to use its best endeavours to procure that the trustees of the Allied Fund shall on the Payment Date transfer the Adjusted Transfer Amount to the Bass Plan.

(ii)
If no amount is transferred under (i) above within three months of the Payment Date or if the amount so transferred is less than the Adjusted Transfer Amount, Allied undertakes to pay to Bass on the day three months after the Payment Date the Adjusted Transfer Amount less any amount so transferred.

F.	Allied undertakes:

(i)
that it will not take any action which prior to the Transfer Date would cause the Allied Fund to terminate or would materially change the basis of benefits or contributions prospectively and contingently payable to, by or in respect of employees of the BVP Employers without the consent in writing of Bass such consent not to be unreasonably withheld; and

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(ii)	that it will use all reasonable endeavours to procure that the trustees of the Allied Fund do not so act without the consent in writing of Bass such consent not to be unreasonably withheld.

G.
Notwithstanding the provisions of this Schedule, if Bass and Allied so agree, one or more of the employees of the BVP Employers who are members of the Allied Fund may be offered membership of the Bass Plan at an earlier date than that which applies generally, in which event the provisions of this Schedule shall apply to the employees concerned subject to such amendments as Bass and Allied shall agree.

H.	As regards employees of the BVP Employers who at Completion are members of the Allied-Lyons Executives Pension Fund:

(i)	paragraphs A to G above will apply as if all references to the Allied Fund were references to the Allied-Lyons Executives Pension Fund; and

(ii)
the terms and conditions of the Bass Plan will be varied so that the normal retirement date is the 60th birthday or such later date as applied in the Allied-Lyons Executives Pension Fund at Completion or as agreed between the Member and Bass; and

(iii)	in relation to pensionable service completed prior to the Transfer Date, the terms and conditions of the Bass Plan will be varied so that the accrual rate is 2/105ths per year of pensionable service.

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Schedule 7

	If IHG in default	If Allied in default	If Whitbread in default

Option 1	Allied and Whitbread together can put their respective shareholdings in BSD on IHG	IHG and/or Whitbread can call the whole of Allied’s shareholding in BSD in proportion to the respective shareholdings of IHG and Whitbread in BSD	IHG and/or Allied can call the whole of Whitbread’s shareholding in BSD in proportion to the respective shareholdings of IHG and Allied in BSD

Option 2	Allied and Whitbread can call from IHG and the whole of its shareholding in BSD in proportion to the respective shareholdings of Allied and Whitbread in BSD	If IHG or Whitbread does not wish to call pursuant to Option 1 the other can call the whole of Allied’s shareholding in BSD	If IHG or Allied does not wish to call pursuant to Option 1 the other can call the whole of Whitbread’s shareholding in BSD

Option 3	One of Allied or Whitbread (as they may agree between themselves) can put on or call from the other of them the whole of that other’s shareholding in BSD

Option 4	One of Allied or Whitbread (as they may agree between themselves) can put their respective shareholdings in BSD on IHG and the other of Allied and Whitbread in proportion to the respective shareholdings of IHG and the other of Allied and Whitbread in BSD

Option 5	Allied or Whitbread can put on IHG

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Where IHG is in default the five options available to Whitbread and Allied are separate and independent so that Whitbread and Allied may not each exercise a different option and each of Options 1, 2, 3 and 4 may only be exercised if Allied and Whitbread are in agreement as to such exercise; Option 5 however may be exercised by either Whitbread or Allied alone if the other of them is unwilling to exercise, or agree on the exercise by the other of any of the other four options but in such event the party not exercising Option 5 shall have the right in priority to the relative shares being put on IHG to call for such Shares.

All transactions under Options 1, 3, 4 and 5 will, in accordance with Clause 20[ ], be at the “put” price; only under Option 2 will the “call” price apply.

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Schedule 8

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SIGNED by for and on behalf of BRITANNIA SOFT DRINKS LIMITED in the presence of:

SIGNED by for and on behalf of INTERCONTINENTAL HOTELS GROUP PLC in the presence of:

SIGNED by for and on behalf of WHITBREAD PLC in the presence of:

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SIGNED by for and on behalf of ALLIED DOMECQ PLC in the presence of:

SIGNED by for and on behalf of SIX CONTINENTS INVESTMENTS LIMITED in the presence of:

SIGNED by for and on behalf of WHITBREAD GROUP PLC in the presence of:

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SIGNED by for and on behalf of ALLIED DOMECQ OVERSEAS (CANADA) LIMITED in the presence of:

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Appendix I
Current BSD Soft Drinks

Canada Dry Brand

•	Carbonates (including mixers, Cola and Soda Water) in small returnable bottles, draught and non-returnable bottles, travel pack cans

Rawlings Brand

•	Fruit Juices – in small returnable bottles, draught, 5 litre ‘bag-in-box’, travel pack cans

•	High Juice Carbonates – in small returnable bottles, can

•	Squashes and Cordials – in large returnable and non-returnable bottles and 5 litre polyjars

R Whites Brand

•	Carbonate Flavours, (including lemonade, orangeade, ginger beer) in small and large returnable and non-returnable bottles, draught, non-returnable bottles, cans

Shandies Shandy Bass, Shandy Pilsner, Shandy Cyder in half-pint returnable bottle, draught, non-returnable bottles, cans

Splitz

Carbonates, with wine and juice (alcohol less than 1.2% vol), in small returnable bottles and cans

Buxton Mineral Water (still and carbonated), in non-returnable bottles

Hooper Struve

•	Soda siphons

Factored Goods

Pepsi Cola, Coca Cola, Vimto, Perrier

Agreed Exclusions

None and the following are Discretionary Products:

•	Barbican

•	Eisberg

Current BVP Soft Drinks

Britvic Brand

•	Fruit Juice Products (including high juice carbonates) in small returnable bottles, 6 fl oz cans, 1 litre Tetra Pak, 1 litre PET and bulk dispense tanks

•	Carbonates in small, medium and large returnable bottles, siphons, small and large cans. 11/2 litre PET and bulk dispense tanks

•	Squashes and Cordials – in large returnable bottles, 1 gallon PET and medium-sized non-returnable bottles

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Sunbliss Brand

•	Squashes and Cordials – in 1 gallon PET

Minster Brand

•	Shandy – in cans and returnable and non-returnable bottles

Lyons Brand in 1 litre Tetra Pak for fruit juices, and non-returnable bottles and 2 litre PVC for squashes

Sunland Brand – squash

Customer Own Label – Fruit juices and breakfast drinks in 1 litre Tetra Pak and squashes, cordials and blackcurrant in glass and PVC of various sizes

Factored Goods

Perrier Water, Lucozade

Agreed Exclusions

Trent Shandy Heritage

and the following are Discretionary Products:

Apple B Peardrax Cidrax Cider Vinegar Zapple Danish Lite

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